EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:

Ray Davis	Ron Farnsworth
President/CEO	EVP/Chief Financial Officer
Umpqua Holdings Corporation	Umpqua Holdings Corporation
503-727-4101	503-727-4108
raydavis@umpquabank.com	ronfarnsworth@umpquabank.com

UMPQUA HOLDINGS REPORTS SECOND QUARTER 2012 RESULTS

Second quarter 2012 operating earnings (1) of $0.21 per diluted share, a 31% increase over same period prior year

Non-covered loans and leases grew $163 million, or 3%, over prior quarter

Non-covered, non-performing assets decreased 26% year-over-year to 1.01% of total assets

Record second quarter 2012 mortgage banking revenue of $15.6 million, up 20% from prior quarter

Second quarter 2012 net interest margin at 4.06%, adjusted net interest margin(1) at 3.96%

PORTLAND, Ore. – July 18, 2012 – Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Umpqua Investments Inc., today announced second quarter 2012 net earnings available to common shareholders of $23.1 million, or $0.21 per diluted common share, compared to net earnings available to common shareholders of $25.3 million, or $0.23 per diluted common share for the first quarter of 2012, and $17.7 million, or $0.15 per diluted common share, for the same period in the prior year.

Operating earnings (1), defined as earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax; bargain purchase gains on acquisitions, net of tax; merger related expenses, net of tax; and goodwill impairment, were $23.5 million, or $0.21 per diluted common share for the second quarter of 2012, compared to operating earnings of $25.7 million, or $0.23 per diluted common share for the first quarter of 2012, and $18.1 million, or $0.16 per diluted common share, for the same period in the prior year.

Significant financial statement items for the second quarter of 2012 include:

•       Non-covered loans and leases grew $163 million and total non-covered loan commitments increased $222 million;

•       Record mortgage banking revenue of $15.6 million on closed loan volume of $489 million;

•       Adjusted net interest margin (1) decreased 4 basis points to 3.96% in the second quarter primarily due to lower yields on non-covered loans and investment securities;

•       Non-covered, non-performing assets continue to decline, down to 1.01% of total assets;

•       Provision for non-covered loan and lease losses of $6.6 million and non-covered net charge-offs of $9.7 million, with the difference between the two primarily resulting from the decline in non-covered classified loans during the period;

•       The allowance for non-covered credit losses ended the quarter at 1.39% of total non-covered loans and leases, reflecting the improved credit quality of the loan portfolio and unfunded loan commitments;

•       The cost of interest bearing deposits declined 2 basis points on a sequential quarter basis to 0.47%;

•       Debt Capital Markets revenue of $2.3 million;

(1) Operating earnings and adjusted net interest margin are considered “non-GAAP” financial measures. More information regarding these measurements and a reconciliation to the comparable GAAP measurements are provided under the heading Non-GAAP Financial Measures below. In previous earnings releases and periodic reports, we referred to adjusted net interest margin as core net interest margin.

Umpqua Holdings Corporation Announces Second Quarter 2012 Results

July 18, 2012

•         Tangible common equity ratio of 9.42%; and

•         Total risk-based capital of 16.85%, and Tier 1 common to risk weighted asset ratio of 12.73%.

“This quarter’s performance was led by Commercial loan growth and record revenues from our Home Lending division,” said Ray Davis, president and CEO of Umpqua Holdings Corporation.  “Credit quality is performing as expected as our non-performing assets continue to decline. In spite of the economic and low interest rate environment our professionals continue to advance the Company with profitable growth.”

Asset quality – Non-covered loan portfolio

Non-covered, non-performing assets were $116.9 million, or 1.01% of total assets, as of June 30, 2012, compared to $120.3 million, or 1.05% of total assets as of March 31, 2012, and $157.4 million, or 1.37% of total assets as of June 30, 2011. Of this amount, as of June 30, 2012, $81.9 million represented non-accrual loans, $8.1 million represented loans past due greater than 90 days and still accruing interest, and $26.9 million was other real estate owned (“OREO”).

Non-covered, classified assets were $351.7 million as June 30, 2012, as compared to $377.4 million as of March 31, 2012, and $471.8 million as of June 30, 2011. Total non-covered, classified assets have declined 7% since the prior quarter and have declined 34% since the same period of the prior year. Classified assets include non-performing assets as well as performing assets rated substandard or worse.

The Company has aggressively charged-down impaired assets to their disposition values, and the assets are expected to be resolved at those levels, absent further declines in market prices. As of June 30, 2012, the non-covered, non-performing assets of $116.9 million have been written down by 35%, or $64.1 million, from their current par balance of $181.0 million.

The provision for non-covered loan losses for the second quarter of 2012 was $6.6 million, representing a 110% increase from the prior quarter, and a 57% decrease from the same period of the prior year. The increase in provision expense in the current quarter over the prior quarter largely relates to the non-covered loan growth of $163 million and net charge-offs in the current quarter, partially offset by improved quality of the loan portfolio. The decrease in provision and non-covered allowance for loan and lease losses from the same period of the prior year trends reflects the continued improvement and stabilization of credit quality, including the decline of classified and non-performing loans.

As a result of the factors indicated above, the non-covered allowance for credit losses reduced to 1.39% of non-covered loans and leases at June 30, 2012, as compared to 1.48% of total non-covered loans and leases as of March 31, 2012 and 1.72% of total non-covered loans and leases as of June 30, 2011. The annualized net charge-off rate for the second quarter of 2012 was 0.64%.

Non-covered loans past due 30 to 89 days were $24.2 million, or 0.40% of non-covered loans and leases as of June 30, 2012, as compared to $20.8 million, or 0.35% of non-covered loans and leases as of March 31, 2012, and $43.9 million, or 0.76% of non-covered loans and leases as of June 30, 2011.

Since 2007, the Company has been aggressively resolving problems arising from the current economic downturn. The following table recaps the Company’s credit quality trends since the second quarter of 2007, as it relates to the non-covered loan portfolio:

Umpqua Holdings Corporation Announces Second Quarter 2012 Results

July 18, 2012

Credit quality trends – Non-covered loans

(Dollars in thousands)			Allowance for
			non-covered	Non-covered	Non-covered,
	Provision for	Non-covered	credit losses	loans	non-performing
	non-covered	net	to non-covered	30-89 days	assets to
	loan losses	charge-offs	loans %	past due %	total assets %
Q2 2007	$ 3,413	$ 31	1.17%	0.56%	0.59%
Q3 2007	20,420	865	1.47%	0.99%	0.96%
Q4 2007	17,814	21,188	1.42%	0.64%	1.18%
Q1 2008	15,132	13,476	1.45%	1.13%	1.06%
Q2 2008	25,137	37,976	1.22%	0.31%	1.25%
Q3 2008	35,454	15,193	1.54%	1.16%	1.66%
Q4 2008	31,955	30,072	1.58%	0.96%	1.88%
Q1 2009	59,092	59,871	1.58%	1.47%	1.82%
Q2 2009	29,331	26,047	1.63%	0.80%	1.73%
Q3 2009	52,108	47,342	1.71%	0.76%	1.70%
Q4 2009	68,593	64,072	1.81%	0.69%	2.38%
Q1 2010	42,106	38,979	1.91%	0.93%	1.99%
Q2 2010	29,767	26,637	2.00%	0.70%	1.90%
Q3 2010	24,228	30,044	1.91%	1.41%	1.59%
Q4 2010	17,567	23,744	1.82%	0.85%	1.53%
Q1 2011	15,030	19,118	1.75%	1.25%	1.53%
Q2 2011	15,459	15,497	1.72%	0.76%	1.37%
Q3 2011	9,089	13,952	1.61%	0.84%	1.24%
Q4 2011	6,642	6,606	1.59%	0.60%	1.09%
Q1 2012	3,167	9,465	1.48%	0.35%	1.05%
Q2 2012	6,638	9,690	1.39%	0.40%	1.01%
Total	$528,142	$509,865

Non-covered construction loan portfolio

Non-covered construction loans totaled $265 million as of June 30, 2012, representing a 2% increase since March 31, 2012, and an 11% decrease from June 30, 2011. Within this portfolio, the residential development loan segment was $70 million, or 1% of the total non-covered loan portfolio. Of this amount, $12.7 million represented non-performing loans and $18.9 million were classified as performing restructured loans. The residential development loan segment has decreased $43 million, or 38%, since June 30, 2011. The remaining $195 million in non-covered construction loans as of June 30, 2012, and the growth in the construction portfolio balances in the current period, primarily represent commercial construction projects. Of this amount, $5.6 million represented non-performing loans and $14.4 million were classified as performing restructured loans.

Non-covered commercial real estate loan portfolio

The total non-covered term commercial real estate loan portfolio was $3.66 billion as of June 30, 2012. Of this total, $2.47 billion are non-owner occupied and $1.19 billion are owner occupied. Of the total term commercial real estate portfolio, $47.1 million were on non-accrual status, $4.3 million were past due 90 days or more and accruing interest, and $12.0 million were past due 30-89 days as of June 30, 2012. Of the total non-covered commercial real estate portfolio, 4% matures in 2012, 7% in 2013, 17% in years 2014-2015, and 20% in years 2016-2017. The remaining 52% of the portfolio matures in or after the year 2018.

Non-covered restructured loans

Non-covered restructured loans on accrual status were $54.8 million as of June 30, 2012, as compared to $70.2 million as of March 31, 2012, and $81.0 million as of June 30, 2011. The decline in restructured loans on accrual status in the current quarter is primarily due to two notes totaling $6.5 million being transferred to non-accrual status and one $4.0 million note paying off.

Umpqua Holdings Corporation Announces Second Quarter 2012 Results

July 18, 2012

Additional information related to asset quality

Additional tables can be found at the end of this earnings release covering the following aspects of the Company's non-covered loan portfolio: non-performing asset detail by type and by region, loans past due 30 to 89 days by type and by region, loans past due 30 to 89 days trends, and restructured loans on accrual status by type and by region.

Asset quality – Covered loan portfolio

Covered non-performing assets were $9.2 million, or 0.08% of total assets, as of June 30, 2012, as compared to $12.8 million, or 0.11% of total assets, as of March 31, 2012, and $30.2 million, or 0.26% of total assets, as of June 30, 2011. The total non-performing assets balance for all periods presented represents covered OREO.

In accordance with the guidance governing the accounting for purchased loan portfolios with evidence of credit deterioration subsequent to origination, the covered loans acquired have been assembled into pools of loans. As a result, individual loans underlying the loan pools are not reported as non-performing. Rather, accretable yield of the pool is recognized to the extent pool level expected future cash flows discounted at the effective rate exceed the carrying value of the pool. To the extent discounted expected future cash flows are less than the carrying value of the pool, provisions for covered credit losses are recognized as a charge to earnings, but the adjusted carrying value of the loan pool continues to accrete into income at the effective rate.

As of acquisition date, covered non-performing assets were written-down to their estimated fair value, incorporating our estimate of future expected cash flows until the ultimate resolution of these credits. The estimated credit losses embedded in these acquired non-performing loan portfolios were based on management’s and third-party consultants’ credit reviews of the portfolios performed during due diligence. To the extent actual or projected cash flows are less than originally estimated, additional provisions for loan losses on the covered loan portfolio will be recognized; however, these provisions would be mostly offset by a corresponding increase in the FDIC indemnification (loss sharing) asset recognized within non-interest income. To the extent actual or projected cash flows are more than originally estimated, the increase in cash flows is prospectively recognized in interest income; however, the increase in interest income would be offset by a corresponding prospective decrease in the FDIC indemnification (loss sharing) asset recognized within non-interest income.

Net interest margin

The Company reported a tax equivalent net interest margin of 4.06% for the second quarter of 2012, as compared to 4.08% for the first quarter of 2012, and 4.32% for the second quarter of 2011. The decrease in net interest margin in the current quarter over the prior quarter resulted primarily from the decline in non-covered loan yields, the decline in investment yields, the decrease in average investment balances and the decrease in average covered loan balances, partially offset by a decrease in average interest bearing cash, the increase in average non-covered loans outstanding, a decrease in interest bearing liabilities and the decrease in the cost of interest bearing deposits. The decrease in net interest margin in the current quarter over the same period of the prior year resulted from the same items as noted above, as well as the decrease in loan disposal gains from the covered loan portfolio.

Loan disposal activities within the covered loan portfolio, either through loans being paid off in full or transferred to OREO, result in gains within covered loan interest income to the extent assets received in satisfaction of debt (such as cash or the net realizable value of OREO received) exceed the allocated carrying value of the loan disposed of from the pool. Loan disposal activities contributed $2.9 million of interest income in the second quarter of 2012, as compared to $2.8 million in the first quarter of 2012 and $6.6 million in the second quarter of 2011. While dispositions of covered loans positively impact net interest margin, we recognize a corresponding decrease to the change in FDIC indemnification asset at the incremental loss-sharing rate within other non-interest income. Excluding the impact of covered loan disposal gains, consolidated net interest margin would have been 3.94% for the current quarter, 3.97% for the prior quarter, and 4.06% in the same quarter of the prior year.

Umpqua Holdings Corporation Announces Second Quarter 2012 Results

July 18, 2012

Interest and fee reversals on non-accrual loans during the second quarter of 2012 were $0.3 million, negatively impacting the net interest margin by 2 basis points, as compared to reversals of $0.6 million for the first quarter of 2012 and reversals of $0.5 million in the second quarter of 2011. Excluding the impact of loan disposal gains and interest and fee reversals or recoveries on non-accrual loans, our adjusted net interest margin was 3.96% for the second quarter of 2012, 4.00% for the first quarter of 2012 and 4.08% for the second quarter of 2011. Adjusted net interest margin is considered a “non-GAAP” financial measure. More information regarding this measurement and reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

For the nineteenth consecutive quarter, the Company has reduced the cost of interest bearing deposits. As a result of these efforts, the cost of interest bearing deposits was 0.47% for the second quarter of 2012, 2 basis points lower than the first quarter of 2012 and 32 basis points lower than the second quarter of 2011. Management closely and continually monitors market deposit rates and develops our pricing strategy to ensure we are competitive in the market and in-line with our liquidity position and funding needs.

Mortgage banking revenue

The Company earned a record $15.6 million in total mortgage banking revenue during the second quarter of 2012, on record closed loan volume of $489 million. This represents a 20% increase in revenue over the first quarter of 2012 and a 225% increase in revenue over the same period of the prior year. In the second quarter of 2012, the Company recognized a decrease in the fair value of the mortgage servicing right assets in the income statement of $1.0 million. The decline is primarily related to the continuation of historically low mortgage rates during the quarter that have led to elevated levels of refinancing activity. Despite the elevated levels of refinance activity in the current environment, a strong 37% of the current quarter’s production related to purchase activity. Income from the origination and sale of mortgage loans was $15.2 million in the second quarter, representing a 20% increase over the prior quarter, and a 279% increase as compared to the same quarter of the prior year. As of June 30, 2012, the Company serviced $2.4 billion of mortgage loans for others, and the related mortgage servicing right asset is valued at $22.5 million, or 0.93% of the total serviced portfolio principal balance.

Gain on sale of investment securities

During the second quarter of 2012, the Company sold approximately $125 million of government-sponsored collateralized mortgage obligations. The securities sold included several bonds with high prepayment speeds and yields lower than that of the portfolio in total, which also included higher extension risk in a potential future higher interest rate environment. In connection with this sale, the Company recognized a gain on sale of investment securities of $1.0 million.

Fair value of junior subordinated debentures

The Company recognized a $0.5 million loss from the change in fair value of junior subordinated debentures during the second quarter of 2012. The majority of the fair value difference over par value relates to the $61.8 million of junior subordinated debentures issued in the third quarter of 2007, which carry interest rate spreads of 135 and 275 basis points over the 3 month LIBOR. As of June 30, 2012, the credit risk adjusted interest spread for potential new issuances was estimated to be significantly higher than the contractual spread. The difference between these spreads has created a cumulative gain in fair value of the Company’s junior subordinated debentures, which results from their carrying amount compared to the estimated amount that would be paid to transfer the liability in an orderly transaction among market participants.

As these instruments are no longer being originated or actively traded in the primary or secondary markets, the quarterly fair value adjustments are difficult to estimate. We utilize an income approach valuation technique to determine the fair value of these liabilities using our estimation of market discount rate assumptions. The Company monitors activity in the trust preferred and related markets, to the extent available, changes related to the current and anticipated future interest rate environment, and considers our entity-specific creditworthiness, to validate the reasonableness of the credit risk adjusted spread and effective yield utilized in our discounted

Umpqua Holdings Corporation Announces Second Quarter 2012 Results

July 18, 2012

cash flow model. Absent changes to the significant inputs utilized in the discounted cash flow model used to measure the fair value of these instruments at each reporting period, the cumulative discount for each junior subordinated debenture will reverse over time, ultimately returning the carrying values of these instruments to their notional values at their expected redemption dates. As of June 30, 2012, the total par value of junior subordinated debentures carried at fair value was $134.0 million, and the fair value was $84.0 million.

Other non-interest income

In connection with the termination of the definitive agreement between Umpqua Bank and American Perspective Bank, Umpqua received a termination fee of $1.6 million in the second quarter of 2012.

Non-interest expense

Total non-interest expense for the second quarter of 2012 was $86.9 million, compared to $87.7 million for the first quarter of 2012 and $83.2 million for the second quarter of 2011. Included in non-interest expense are several categories that are outside of the operational control of the Company or depend on changes in market values, including FDIC deposit insurance assessments and gain or loss on other real estate owned, as well as non-operating related expenses such as merger related costs. Excluding these non-controllable, valuation related or non-operating related items, the remaining non-interest expense items totaled $83.8 million for the second quarter of 2012, as compared to $80.0 million for the first quarter of 2012, and $76.4 million for the second quarter of 2011. The increase in non-interest expense in the current period over the prior quarter consists primarily of increased salaries and benefits expense, related to mortgage and commercial banking loan production, and $1.1 million of non-recurring professional costs, partially offset by a reduction in workout costs.

During the second quarter of 2012, the Company incurred external loan collection and OREO management expense of $2.5 million, compared to $3.9 million for the first quarter of 2012, and $4.2 million for the second quarter of 2011. Mortgage production related expense was $8.7 million in the second quarter of 2012, compared to $7.2 million in the first quarter of 2012, and $4.3 million for the second quarter of 2011.

Total FDIC deposit insurance assessments during the second quarter of 2012 were $1.9 million, compared to $2.0 million in the prior quarter, and $2.8 million for the second quarter of 2011. The decrease in the deposit insurance expense in the current quarter as compared to prior periods is generally attributable to continued improved financial performance, regulatory capital ratios, credit quality of the loan portfolio, as well as other characteristics and financial metrics that are components of the insurance assessment scorecard that determines the assessment rate that is to be paid by an institution.

Income taxes

The Company recorded a provision for income taxes of $11.7 million in the second quarter of 2012, representing an effective tax rate of 33.4% on an annualized basis. The decrease in the effective income tax rate in the second quarter reflects the decreased level of pre-tax income and the effects of permanent differences on our taxable income year to date.

Balance sheet

Total consolidated assets as of June 30, 2012 were $11.5 billion, compared to $11.5 billion on March 31, 2012 and $11.5 billion a year ago. Total gross loans and leases (covered and non-covered), and deposits, were $6.7 billion and $9.1 billion, respectively, as of June 30, 2012, as compared to $6.5 billion and $9.1 billion, respectively, as of March 31, 2012, and $6.4 billion and $9.1 billion, respectively, as of June 30, 2011.

Total non-covered loans held for investment increased $163.2 million during the second quarter of 2012. This increase is principally due to new loan production in the current period and draws on commercial lines of credit. Excluding non-covered charge-offs of $11.6 million, the non-covered loan portfolio increased $174.8 million in the current quarter. Covered loans declined $39.2 million during the second quarter of 2012. The

Umpqua Holdings Corporation Announces Second Quarter 2012 Results

July 18, 2012

covered loan portfolio will continue to decline over time as loan payments are received, covered loans are refinanced or modified out of loss sharing, or as we work out and resolve troubled credits.

Total deposits increased $17.0 million on a sequential quarter basis, and decreased $14.2 million from the same period of the prior year. The increase in securities sold under agreements to repurchase over the prior periods results from the FDIC discontinuing banking institutions’ ability to collateralize uninsured non-public funds deposits, while various customers still require or prefer some form of collateralization based on their business requirements.

Due to the significant amount of liquidity in the banking system and generally unattractive bond market conditions since the second half of 2009, the Company has been holding larger levels of interest bearing cash rather than investing all excess liquidity into the bond market. At June 30, 2012, the Company had $504 million of interest bearing cash earning 0.25%, the target Federal Funds Rate. For interest bearing cash in excess of our internal target balance range, we have reinvested these funds and purchased short duration government-sponsored investment securities to offset the interest expense associated with our deposit balances. The Company’s available for sale investment portfolio was $2.8 billion as of June 30, 2012, representing an 8% decrease over the prior quarter and an 11% decline from same period of the prior year. In the second quarter of 2012 medium and long term treasury rates dropped to historic lows resulting from the continued flight to safety largely due to economic concerns in Europe and sluggish employment growth in the United States. As a result, the Company limited its reinvestment of investment cash flows back into the portfolio given the unattractive market prices and yields. The Company plans to hold an increased interest bearing cash position relative to historical levels until the investment alternatives in the market improve from both a return and duration standpoint and to fund anticipated future loan production. Including secured off-balance sheet lines of credit, total available liquidity to the Company was $4.6 billion as of June 30, 2012, representing 40% of total assets and 50% of total deposits.

Capital

As of June 30, 2012, total shareholders’ equity was $1.7 billion, comprised entirely of common equity. Book value per common share was $15.17, tangible book value per common share was $9.13 and the ratio of tangible common equity to tangible assets was 9.42% (see explanation and reconciliation of these items in the Non-GAAP Financial Measures section below). During the second quarter of 2012, the Company repurchased 18,000 shares of common stock, for a total of $0.2 million through the previously announced share repurchase plan. The Company may repurchase up to 12.2 million of additional shares under the previously announced share repurchase plan, and will remain opportunistic based on market conditions.

The Company’s estimated total risk-based capital ratio as of June 30, 2012 is 16.85%. This represents a decrease from March 31, 2012, as a result of increased risk weighted assets primarily due to non-covered loan growth and an increase in unfunded loan commitments. Our total risk-based capital level is substantially in excess of the regulatory definition of “well-capitalized” of 10.00%. The Company’s estimated Tier 1 common to risk weighted assets ratio is 12.73% as of June 30, 2012. These capital ratios as of June 30, 2012 are estimates pending completion and filing of the Company’s regulatory reports.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Umpqua believes that certain non-GAAP financial measures provide investors with information useful in understanding Umpqua’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.

Umpqua recognizes gains or losses on our junior subordinated debentures carried at fair value resulting from changes in interest rates and the estimated market credit risk adjusted spread that do not directly correlate with the Company’s operating performance. Also, Umpqua incurs significant expenses related to the completion

Umpqua Holdings Corporation Announces Second Quarter 2012 Results

July 18, 2012

and integration of mergers and acquisitions. Additionally, we may recognize goodwill impairment losses that have no direct effect on the Company’s or the Bank’s cash balances, liquidity, or regulatory capital ratios. Lastly, the Company may recognize one-time bargain purchase gains on certain acquisitions that are not reflective of Umpqua’s on-going earnings power. Accordingly, management believes that our operating results are best measured on a comparative basis excluding the impact of gains or losses on junior subordinated debentures measured at fair value, net of tax, merger-related expenses, net of tax, and other charges related to business combinations such as goodwill impairment charges or bargain purchase gains, net of tax. We define operating earnings as earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax, bargain purchase gains on acquisitions, net of tax, merger related expenses, net of tax, and goodwill impairment, and we calculate operating earnings per diluted share by dividing operating earnings by the same diluted share total used in determining diluted earnings per common share.

The following table provides the reconciliation of earnings available to common shareholders (GAAP) to operating earnings (non-GAAP), and earnings per diluted common share (GAAP) to operating earnings per diluted share (non-GAAP) for the periods presented:

	Quarter ended:			Sequential Quarter	Year over Year
(Dollars in thousands, except per share data)	Jun 30, 2012	Mar 31, 2012	Jun 30, 2011	% Change	% Change

Net earnings available to common shareholders	$23,115	$25,336	$17,699	(9)%	31%
Adjustments:
Net loss on junior subordinated debentures carried at fair value, net of tax (1)	328	329	328	0%	0%
Merger related expenses, net of tax (1)	92	60	43	53%	114%
Operating earnings	$23,535	$25,725	$18,070	(9)%	30%

Earnings per diluted share:
Earnings available to common shareholders	$0.21	$0.23	$0.15	(9)%	40%
Operating earnings	$0.21	$0.23	$0.16	(9)%	31%

	Six Months Ended:		Year over Year
(Dollars in thousands, except per share data)	Jun 30, 2012	Jun 30, 2011	% Change

Net earnings available to common shareholders	$48,451	$31,104	56%
Adjustments:
Net loss on junior subordinated debentures carried at fair value, net of tax (1)	657	653	1%
Merger related expenses, net of tax (1)	152	151	1%
Operating earnings	$49,260	$31,908	54%

Earnings per diluted share:
Earnings available to common shareholders	$0.43	$0.27	59%
Operating earnings	$0.44	$0.28	57%

(1)    Income tax effect of pro forma operating earnings adjustments at 40%.

Umpqua Holdings Corporation Announces Second Quarter 2012 Results

July 18, 2012

Management believes pre-tax, pre-credit cost operating income is a useful financial measure because it enables investors to assess the Company’s ability to generate income and capital to cover credit losses through a credit cycle. Management uses this measure to evaluate core operating results exclusive of credit costs, which are often market driven or outside of the Company’s control, and to monitor how we are growing core pre-tax income of the Company over time, through organic growth and acquisitions. Pre-tax, pre-credit cost operating income is calculated starting with operating earnings (as defined above) and adding back operating provision for income taxes, earnings allocated to participating securities, provision for loan and lease losses, net gains or losses on other real estate owned and credit related external workout costs. For covered losses and expenses that are subject to loss-share, we have also deducted the associated gain recognized on the FDIC indemnification asset.

The following table provides the reconciliation of operating earnings (non-GAAP) to pre-tax, pre-credit cost operating income (non-GAAP) for the periods presented (the reconciliation of earnings available to common shareholders (GAAP) to operating earnings (non-GAAP) is provided in the preceding tables):

	Quarter ended:			Sequential Quarter	Year over Year
(Dollars in thousands, except per share data)	Jun 30, 2012	Mar 31, 2012	Jun 30, 2011	% Change	% Change

Operating earnings	$23,535	$25,725	$18,070	(9)%	30%
Adjustments:
Provision for non-covered loan and lease losses	6,638	3,167	15,459	110%	(57)%
Provision for covered loan and lease losses	1,406	(31)	3,755	(4,635)%	(63)%
Net loss on non-covered other real estate owned	889	3,187	3,844	(72)%	(77)%
Net loss on covered other real estate owned	169	2,454	73	(93)%	132%
Non-covered loan & OREO workout costs	1,119	1,964	2,546	(43)%	(56)%
Covered loan & OREO workout costs	1,354	1,934	1,635	(30)%	(17)%
Covered losses & expenses impact on FDIC indemnification asset	(2,343)	(3,486)	(4,370)	(33)%	(46)%
Operating provision for income taxes	11,961	13,516	9,029	(12)%	32%
Dividends and undistributed earnings allocated to participating securities	162	167	86	(3)%	88%
Pre-tax, pre-credit cost operating income	$44,890	$48,597	$50,127	(8)%	(10)%

	Six Months Ended:		Year over Year
(Dollars in thousands, except per share data)	Jun 30, 2012	Jun 30, 2011	% Change

Operating earnings	$49,260	$31,908	54%
Adjustments:
Provision for non-covered loan and lease losses	9,805	30,489	(68)%
Provision for covered loan and lease losses	1,375	11,023	(88)%
Net loss on non-covered other real estate owned	4,076	6,677	(39)%
Net loss on covered other real estate owned	2,623	1,024	156%
Non-covered loan & OREO workout costs	3,083	5,035	(39)%
Covered loan & OREO workout costs	3,288	3,988	(18)%
Covered losses & expenses impact on FDIC indemnification asset	(5,829)	(12,828)	(55)%
Operating provision for income taxes	25,477	15,839	61%
Dividends and undistributed earnings allocated to participating securities	329	148	122%
Pre-tax, pre-credit cost operating income	$93,487	$93,303	0%

Umpqua Holdings Corporation Announces Second Quarter 2012 Results

July 18, 2012

Management believes adjusted net interest income and adjusted net interest margin are useful financial measures because they enable investors to evaluate the underlying growth or compression in these values excluding interest income adjustments related to credit quality. Management uses these measures to evaluate adjusted net interest income operating results exclusive of credit costs, in order to monitor our effectiveness in growing higher interest yielding assets and managing our cost of interest bearing liabilities over time. Adjusted net interest income is calculated as net interest income, adjusting tax exempt interest income to its taxable equivalent, adding back interest and fee reversals related to new non-accrual loans during the period, and deducting the interest income gains recognized from loan disposition activities within covered loan pools. Adjusted net interest margin is calculated by dividing annualized adjusted net interest income by a period’s average interest earning assets.

The following table provides the reconciliation of net interest income (GAAP) to adjusted net interest income (non-GAAP), and net interest margin (GAAP) to adjusted net interest margin (non-GAAP) for the periods presented:

	Quarter ended:			Sequential Quarter	Year over Year
(Dollars in thousands, except per share data)	Jun 30, 2012	Mar 31, 2012	Jun 30, 2011	% Change	% Change

Net interest income	$101,012	$102,355	$109,361	(1)%	(8)%
Tax equivalent adjustment (1)	1,153	1,151	1,078	0%	7%
Net interest income (1)	102,165	103,506	110,439	(1)%	(7)%

Adjustments:
Interest and fee reversals on non-accrual loans	317	646	486	(51)%	(35)%
Covered loan disposal gains	(2,926)	(2,787)	(6,644)	5%	(56)%
Adjusted net interest income (1)	$99,556	$101,365	$104,281	(2)%	(5)%

Average interest earning assets	$10,118,420	$10,197,329	$10,247,051	(1)%	(1)%

Net interest margin – consolidated (1)	4.06%	4.08%	4.32%
Adjusted net interest margin – consolidated (1)	3.96%	4.00%	4.08%

	Six Months Ended:		Year over Year
(Dollars in thousands, except per share data)	Jun 30, 2012	Jun 30, 2011	% Change

Net interest income	$203,367	$214,263	(5)%
Tax equivalent adjustment (1)	2,304	2,151	7%
Net interest income (1)	205,671	216,414	(5)%

Adjustments:
Interest and fee reversals on non-accrual loans	963	1,769	(46)%
Covered loan disposal gains	(5,713)	(14,874)	(62)%
Adjusted net interest income (1)	$200,921	$203,309	(1)%

Average interest earning assets	$10,157,875	$10,261,517	(1)%

Net interest margin – consolidated (1)	4.07%	4.25%
Adjusted net interest margin – consolidated (1)	3.98%	4.00%

(1)     Tax equivalent basis. Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

Umpqua Holdings Corporation Announces Second Quarter 2012 Results

July 18, 2012

Management believes tangible common equity and the tangible common equity ratio are meaningful measures of capital adequacy. Tangible common equity is calculated as total shareholders' equity less goodwill and other intangible assets, net (excluding MSRs). Tangible assets are total assets less goodwill and other intangible assets, net (excluding MSRs).  The tangible common equity ratio is calculated as tangible common shareholders’ equity divided by tangible assets.

The following table provides reconciliations of ending shareholders’ equity (GAAP) to ending tangible common equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

(Dollars in thousands, except per share data)	June 30, 2012	Mar 31, 2012	Jun 30, 2011

Total shareholders' equity	$1,696,836	$1,687,052	$1,674,321
Subtract:
Goodwill and other intangible assets, net	674,794	676,010	679,671
Tangible common shareholders' equity	$1,022,042	$1,011,042	$994,650

Total assets	$11,521,897	$11,453,178	$11,459,692
Subtract:
Goodwill and other intangible assets, net	674,794	676,010	679,671
Tangible assets	$10,847,103	$10,777,168	$10,780,021

Common shares outstanding at period end	111,891,283	111,892,969	114,537,782

Tangible common equity ratio	9.42%	9.38%	9.23%
Tangible book value per common share	$9.13	$9.04	$8.68

Umpqua Holdings Corporation Announces Second Quarter 2012 Results

July 18, 2012

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has locations between San Francisco, California, and Seattle, Washington, along the Oregon and Northern California Coast, Central Oregon and Northern Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Private Bank serves high net worth individuals and non-profits, providing trust and investment services. Umpqua Holdings Corporation is headquartered in Portland, Oregon. For more information, visit www.umpquaholdingscorp.com.

Umpqua Holdings Corporation will conduct a quarterly earnings conference call Thursday, July 19, 2012, at

10:00 a.m. PDT (1:00 p.m. EDT) during which the Company will discuss second quarter 2012 results and provide an update on recent activities. There will be a question-and-answer session following the presentation. Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 417-8525 a few minutes before 10:00 a.m. The conference ID is 3478130. A re-broadcast will be available approximately two hours after the conference call by dialing (888) 203-1112 and entering passcode 3478130 or by visiting www.umpquaholdingscorp.com. Information to be discussed in the teleconference will be available on the company’s website after the market closes on Wednesday, July 18, 2012.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this press release we make forward-looking statements about realizing benefits from organic expansion and potential acquisitions, our success in resolving remaining credits at the estimated disposition value of related collateral, the mitigating effect of FDIC loss sharing agreements on the covered loan portfolio, deposit pricing strategies and their effect on interest rates and liquidity requirements, valuations of junior subordinated debentures, and our plans to hold a large interest bearing cash position, relative to historical levels. Specific risks that could cause results to differ from the forward-looking statements are set forth in our filings with the SEC and include, without limitation, unanticipated weakness in loan demand, deterioration in the economy, material reductions in revenue or material increases in expenses, lack of strategic growth opportunities or our failure to execute on those opportunities, our inability to effectively manage problem credits, certain loan assets becoming ineligible for loss sharing, unanticipated deterioration in the commercial real estate loan portfolio, unanticipated increases in the cost of deposits, and continued negative pressure on interest income associated with our large cash position.

Umpqua Holdings Corporation Announces Second Quarter 2012 Results

July 18, 2012

Umpqua Holdings Corporation
Consolidated Statements of Income
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands, except per share data)	Jun 30, 2012	Mar 31, 2012	Jun 30, 2011	% Change	% Change
Interest income
Non-covered loans and leases	$77,637	$77,659	$79,321	0%	(2)%
Covered loans and leases	16,935	17,343	22,226	(2)%	(24)%
Interest and dividends on investments:
Taxable	16,535	18,120	24,348	(9)%	(32)%
Exempt from federal income tax	2,291	2,277	2,178	1%	5%
Dividends	28	6	4	367%	600%
Temporary investments & interest bearing deposits	168	237	340	(29)%	(51)%
Total interest income	113,594	115,642	128,417	(2)%	(12)%
Interest expense
Deposits	8,169	8,845	14,698	(8)%	(44)%
Repurchase agreements and fed funds purchased	79	80	131	(1)%	(40)%
Term debt	2,305	2,304	2,301	0%	0%
Junior subordinated debentures	2,029	2,058	1,926	(1)%	5%
Total interest expense	12,582	13,287	19,056	(5)%	(34)%
Net interest income	101,012	102,355	109,361	(1)%	(8)%
Provision for non-covered loan and lease losses	6,638	3,167	15,459	110%	(57)%
Provision for covered loan and lease losses	1,406	(31)	3,755	nm	(63)%
Non-interest income
Service charges	7,190	6,666	8,540	8%	(16)%
Brokerage fees	3,532	2,944	3,276	20%	8%
Mortgage banking revenue, net	15,641	13,082	4,807	20%	225%
Net gain on investment securities	1,030	148	5,631	596%	(82)%
Loss on junior subordinated debentures
carried at fair value	(547)	(548)	(547)	0%	0%
Change in FDIC indemnification asset	(4,040)	(1,845)	(5,551)	119%	(27)%
Other income	6,120	6,790	3,471	(10)%	76%
Total non-interest income	28,926	27,237	19,627	6%	47%
Non-interest expense
Salaries and employee benefits	49,979	47,093	43,808	6%	14%
Net occupancy and equipment	13,580	13,498	12,547	1%	8%
Intangible amortization	1,211	1,212	1,251	0%	(3)%
FDIC assessments	1,886	1,968	2,821	(4)%	(33)%
Net loss on non-covered other real estate owned	889	3,187	3,844	(72)%	(77)%
Net loss on covered other real estate owned	169	2,454	73	(93)%	132%
Merger related expenses	153	100	71	53%	115%
Other expense	19,069	18,184	18,792	5%	1%
Total non-interest expense	86,936	87,696	83,207	(1)%	4%
Income before provision for income taxes	34,958	38,760	26,567	(10)%	32%
Provision for income taxes	11,681	13,257	8,782	(12)%	33%
Net income	23,277	25,503	17,785	(9)%	31%
Dividends and undistributed earnings
allocated to participating securities	162	167	86	(3)%	88%
Net earnings available to common shareholders	$23,115	$25,336	$17,699	(9)%	31%

Weighted average basic shares outstanding	111,897,099	111,989,033	114,610,908	0%	(2)%
Weighted average diluted shares outstanding	112,077,593	112,160,262	114,785,231	0%	(2)%
Earnings per common share – basic	$0.21	$0.23	$0.15	(9)%	40%
Earnings per common share – diluted	$0.21	$0.23	$0.15	(9)%	40%

Umpqua Holdings Corporation Announces Second Quarter 2012 Results

July 18, 2012

Umpqua Holdings Corporation Consolidated Statements of Income (Unaudited)
	Six Months Ended:
(Dollars in thousands, except per share data)	Jun 30, 2012	Jun 30, 2011	% Change
Interest income
Loans and leases	$155,296	$158,054	(2)%
Covered loans and leases	34,278	43,773	(22)%
Interest and dividends on investments:
Taxable	34,655	46,391	(25)%
Exempt from federal income tax	4,568	4,343	5%
Dividends	34	7	386%
Temporary investments & interest bearing cash	405	741	(45)%
Total interest income	229,236	253,309	(10)%
Interest expense
Deposits	17,014	30,364	(44)%
Repurchase agreements and fed funds purchased	159	253	(37)%
Term debt	4,609	4,590	0%
Junior subordinated debentures	4,087	3,839	6%
Total interest expense	25,869	39,046	(34)%
Net interest income	203,367	214,263	(5)%
Provision for non-covered loan and lease losses	9,805	30,489	(68)%
Provision for covered loan and lease losses	1,375	11,023	(88)%
Non-interest income
Service charges	13,856	16,361	(15)%
Brokerage fees	6,476	6,653	(3)%
Mortgage banking revenue, net	28,723	10,082	185%
Net gain on investment securities	1,178	5,606	(79)%
Loss on junior subordinated debentures
carried at fair value	(1,095)	(1,089)	1%
Change in FDIC indemnification asset	(5,885)	(2,646)	122%
Other income	12,910	6,245	107%
Total non-interest income	56,163	41,212	36%
Non-interest expense
Salaries and employee benefits	97,072	88,418	10%
Net occupancy and equipment	27,078	25,064	8%
Intangible amortization	2,423	2,502	(3)%
FDIC assessments	3,854	6,694	(42)%
Net loss on non-covered other real estate owned	4,076	6,677	(39)%
Net loss on covered other real estate owned	2,623	1,024	156%
Merger related expenses	253	252	0%
Other expense	37,253	36,777	1%
Total non-interest expense	174,632	167,408	4%
Income before provision for income taxes	73,718	46,555	58%
Provision for income taxes	24,938	15,303	63%
Net income	48,780	31,252	56%
Dividends and undistributed earnings
allocated to participating securities	329	148	122%
Net earnings available to common shareholders	$48,451	$31,104	56%

Weighted average basic shares outstanding	111,943,066	114,593,329	(2)%
Weighted average diluted shares outstanding	112,120,418	114,795,832	(2)%
Earnings per common share – basic	$0.43	$0.27	59%
Earnings per common share – diluted	$0.43	$0.27	59%

Umpqua Holdings Corporation Announces Second Quarter 2012 Results

July 18, 2012

Umpqua Holding Corporation
Consolidated Balance Sheet
(Unaudited)
				Sequential	Year over
				Quarter	Year
(Dollars in thousands, except per share data)	Jun 30, 2012	Mar 31, 2012	Jun 30, 2011	% Change	% Change
Assets:
Cash and due from banks	$159,694	$134,202	$137,033	19%	17%
Interest bearing deposits	503,552	403,468	478,221	25%	5%
Temporary investments	530	651	628	(19)%	(16)%
Investment securities:
Trading, at fair value	3,301	3,156	2,522	5%	31%
Available for sale, at fair value	2,834,076	3,095,009	3,177,460	(8)%	(11)%
Held to maturity, at amortized cost	4,506	4,625	5,553	(3)%	(19)%
Loans held for sale	209,607	127,117	60,416	65%	247%
Non-covered loans and leases	6,104,432	5,941,270	5,735,553	3%	6%
Allowance for non-covered loan and lease losses	(83,618)	(86,670)	(97,795)	(4)%	(14)%
Non-covered loans and leases, net	6,020,814	5,854,600	5,637,758	3%	7%
Covered loans and leases, net	553,963	593,179	698,676	(7)%	(21)%
Restricted equity securities	31,712	32,453	32,839	(2)%	(3)%
Premises and equipment, net	154,956	153,557	145,192	1%	7%
Goodwill and other intangibles, net	674,794	676,010	679,671	0%	(1)%
Mortgage servicing rights, at fair value	22,513	20,210	16,350	11%	38%
Non-covered other real estate owned	26,884	34,306	34,409	(22)%	(22)%
Covered other real estate owned	9,191	12,787	30,153	(28)%	(70)%
FDIC indemnification asset	68,805	78,417	116,928	(12)%	(41)%
Other assets	242,999	229,431	205,883	6%	18%
Total assets	$11,521,897	$11,453,178	$11,459,692	1%	1%

Liabilities:
Deposits	$9,132,181	$9,115,165	$9,146,412	0%	0%
Securities sold under agreements to repurchase	149,341	126,645	120,889	18%	24%
Term debt	254,641	255,160	256,719	0%	(1)%
Junior subordinated debentures, at fair value	83,993	83,453	81,766	1%	3%
Junior subordinated debentures, at amortized cost	102,382	102,463	102,705	0%	0%
Other liabilities	102,523	83,240	76,880	23%	33%
Total liabilities	9,825,061	9,766,126	9,785,371	1%	0%

Shareholders' equity:
Common stock	1,511,633	1,510,774	1,540,933	0%	(2)%
Retained earnings	154,474	141,339	96,434	9%	60%
Accumulated other comprehensive income	30,729	34,939	36,954	(12)%	(17)%
Total shareholders' equity	1,696,836	1,687,052	1,674,321	1%	1%
Total liabilities and shareholders' equity	$11,521,897	$11,453,178	$11,459,692	1%	1%

Common shares outstanding at period end	111,891,283	111,892,969	114,537,782	0%	(2)%
Book value per common share	$15.17	$15.08	$14.62	1%	4%
Tangible book value per common share	$9.13	$9.04	$8.68	1%	5%
Tangible equity - common	$1,022,042	$1,011,042	$994,650	1%	3%
Tangible common equity to tangible assets	9.42%	9.38%	9.23%

Umpqua Holdings Corporation Announces Second Quarter 2012 Results

July 18, 2012

Umpqua Holdings Corporation
Non-covered Loan & Lease Portfolio
(Unaudited)
							Sequential	Year over
(Dollars in thousands)	Jun 30, 2012		Mar 31, 2012		Jun 30, 2011		Quarter	Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Non-covered loans & leases:
Commercial real estate:
Non-owner occupied	$2,473,529	41%	$2,447,893	41%	$2,368,779	41%	1%	4%
Owner occupied	1,186,542	19%	1,168,493	20%	1,163,355	20%	2%	2%
Residential real estate	616,212	10%	587,379	10%	522,813	9%	5%	18%
Construction	265,371	4%	260,815	4%	297,364	5%	2%	(11)%
Total real estate	4,541,654	74%	4,464,580	75%	4,352,311	76%	2%	4%
Commercial	1,511,148	25%	1,420,133	24%	1,329,309	23%	6%	14%
Leases	30,686	1%	30,144	1%	30,288	1%	2%	1%
Installment and other	33,242	1%	37,797	1%	35,341	1%	(12)%	(6)%
Deferred loan fees, net	(12,298)	0%	(11,384)	0%	(11,696)	0%	8%	5%
Total	$6,104,432	100%	$5,941,270	100%	$5,735,553	100%	3%	6%

Umpqua Holdings Corporation Covered Loan & Lease Portfolio, Net (Unaudited)
(Dollars in thousands)	Jun 30, 2012		Mar 31, 2012		Jun 30, 2011		Sequential Quarter	Year over Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Covered loans & leases:
Commercial real estate:
Non-owner occupied	$334,843	60%	$359,072	61%	$410,358	59%	(7)%	(18)%
Owner occupied	86,693	16%	90,161	15%	105,619	15%	(4)%	(18)%
Residential real estate	55,464	10%	58,214	10%	72,522	10%	(5)%	(24)%
Construction	23,692	4%	30,334	5%	35,766	5%	(22)%	(34)%
Total real estate	500,692	90%	537,781	91%	624,265	89%	(7)%	(20)%
Commercial	46,802	8%	48,516	8%	65,731	9%	(4)%	(29)%
Installment and other	6,469	1%	6,882	1%	8,680	1%	(6)%	(25)%
Total	$553,963	100%	$593,179	100%	$698,676	100%	(7)%	(21)%

Covered loan & lease portfolio balances represent the loan portfolios acquired through the assumption of EvergreenBank on January 22, 2010, Rainier Pacific Bank on February 26, 2010, and Nevada Security Bank on June 18, 2010, from the FDIC through whole bank purchase and assumption agreements with loss sharing.

Umpqua Holdings Corporation Announces Second Quarter 2012 Results

July 18, 2012

Umpqua Holdings Corporation
Deposits by Type/Core Deposits
(Unaudited)
							Sequential	Year over
(Dollars in thousands)	Jun 30, 2012		Mar 31, 2012		Jun 30, 2011		Quarter	Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Deposits:
Demand, non-interest bearing	$2,021,303	22%	$1,994,995	22%	$1,733,640	19%	1%	17%
Demand, interest bearing	1,114,196	12%	1,112,318	12%	873,246	10%	0%	28%
Money market	3,413,385	37%	3,481,304	38%	3,317,923	36%	(2)%	3%
Savings	425,912	5%	414,105	5%	372,165	4%	3%	14%
Time	2,157,385	24%	2,112,443	23%	2,849,438	31%	2%	(24)%
Total	$9,132,181	100%	$9,115,165	100%	$9,146,412	100%	0%	0%

Total core deposits-ending (1)	$7,579,893	83%	$7,623,320	84%	$7,122,141	78%	(1)%	6%

Number of open accounts:
Demand, non-interest bearing	177,997		178,916		180,494		(1)%	(1)%
Demand, interest bearing	49,503		49,610		45,165		0%	10%
Money market	38,192		39,086		40,527		(2)%	(6)%
Savings	83,553		84,985		85,515		(2)%	(2)%
Time	30,194		30,992		39,270		(3)%	(23)%
Total	379,439		383,589		390,971		(1)%	(3)%

Average balance per account:
Demand, non-interest bearing	$11.4		$11.2		$9.6
Demand, interest bearing	22.5		22.4		19.3
Money market	89.4		89.1		81.9
Savings	5.1		4.9		4.4
Time	71.5		68.2		72.6
Total	$24.1		$23.8		$23.4
(1) Core deposits are defined as total deposits less time deposits greater than $100,000.

Umpqua Holdings Corporation Announces Second Quarter 2012 Results

July 18, 2012

Umpqua Holdings Corporation
Credit Quality – Non-performing Assets
(Unaudited)
				Sequential	Year over
		Quarter Ended		Quarter	Year
(Dollars in thousands)	Jun 30, 2012	Mar 31, 2012	Jun 30, 2011	% Change	% Change

Non-covered, non-performing assets:
Non-covered loans on non-accrual status	$81,897	$80,521	$109,889	2%	(25)%
Non-covered loans past due 90+ days & accruing	8,073	5,520	13,137	46%	(39)%
Total non-performing loans	89,970	86,041	123,026	5%	(27)%
Non-covered other real estate owned	26,884	34,306	34,409	(22)%	(22)%
Total	$116,854	$120,347	$157,435	(3)%	(26)%

Non-covered performing restructured loans	$54,842	$70,249	$80,962	(22)%	(32)%

Non-covered loans past due 30-89 days	$24,222	$20,830	$43,851	16%	(45)%
Non-covered loans past due 30-89 days to non-covered loans and leases	0.40%	0.35%	0.76%

Non-covered, non-performing loans to
non-covered loans and leases	1.47%	1.45%	2.14%
Non-covered, non-performing assets to total assets	1.01%	1.05%	1.37%

Covered non-performing assets:
Covered loans on non-accrual status	$--	$--	$--	nm	nm
Total non-performing loans	--	--	--	nm	nm
Covered other real estate owned	9,191	12,787	30,153	(28)%	(70)%
Total	$9,191	$12,787	$30,153	(28)%	(70)%

Covered non-performing loans to
covered loans and leases	--%	--%	--%
Covered non-performing assets to total assets	0.08%	0.11%	0.26%

Total non-performing assets:
Loans on non-accrual status	$81,897	$80,521	$109,889	2%	(25)%
Loans past due 90+ days & accruing	8,073	5,520	13,137	46%	(39)%
Total non-performing loans	89,970	86,041	123,026	5%	(27)%
Other real estate owned	36,075	47,093	64,562	(23)%	(44)%
Total	$126,045	$133,134	$187,588	(5)%	(33)%

Non-performing loans to loans and leases	1.35%	1.32%	1.91%
Non-performing assets to total assets	1.09%	1.16%	1.64%

Umpqua Holdings Corporation Announces Second Quarter 2012 Results

July 18, 2012

Umpqua Holdings Corporation
Credit Quality – Allowance for Non-covered Credit Losses
(Unaudited)
				Sequential	Year over
		Quarter Ended		Quarter	Year
(Dollars in thousands)	Jun 30, 2012	Mar 31, 2012	Jun 30, 2011	% Change	% Change
Allowance for non-covered credit losses:
Balance beginning of period	$86,670	$92,968	$97,833
Provision for non-covered loan and lease losses	6,638	3,167	15,459	110%	(57)%

Charge-offs	(11,602)	(12,691)	(18,611)	(9)%	(38)%
Recoveries	1,912	3,226	3,114	(41)%	(39)%
Net charge-offs	(9,690)	(9,465)	(15,497)	2%	(37)%

Total allowance for non-covered loan and lease losses	83,618	86,670	97,795	(4)%	(14)%

Reserve for unfunded commitments	1,126	1,102	988	2%	14%
Total allowance for non-covered credit losses	$84,744	$87,772	$98,783	(3)%	(14)%

Net charge-offs to average non-covered
loans and leases (annualized)	0.64%	0.64%	1.10%
Recoveries to gross charge-offs	16.48%	25.42%	16.73%
Allowance for non-covered loan losses to
non-covered loans and leases	1.37%	1.46%	1.71%
Allowance for non-covered credit losses to
non-covered loans and leases	1.39%	1.48%	1.72%

	Six Months Ended:
(Dollars in thousands)	Jun 30, 2012	Jun 30, 2011	% Change
Allowance for non-covered credit losses:
Balance beginning of period	$92,968	$101,921
Provision for non-covered loan and lease losses	9,805	30,489	(68)%

Charge-offs	(24,293)	(39,486)	(38)%
Recoveries	5,138	4,871	5%
Net charge-offs	(19,155)	(34,615)	(45)%

Total allowance for non-covered loan and lease losses	83,618	97,795	(14)%

Reserve for unfunded commitments	1,126	988	14%
Total allowance for non-covered credit losses	$84,744	$98,783	(14)%

Net charge-offs to average non-covered
loans and leases	0.64%	1.24%
Recoveries to gross charge-offs	21.15%	12.34%

Umpqua Holdings Corporation Announces Second Quarter 2012 Results

July 18, 2012

Umpqua Holdings Corporation
Selected Ratios
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
	Jun 30, 2012	Mar 31, 2012	Jun 30, 2011	Change	Change
Average Rates:
Yield on non-covered loans and leases	5.05%	5.17%	5.59%	(0.12)	(0.54)
Yield on covered loans and leases	11.93%	11.42%	12.38%	0.51	(0.45)
Yield on taxable investments	2.34%	2.49%	3.18%	(0.15)	(0.84)
Yield on tax-exempt investments (1)	5.41%	5.43%	5.83%	(0.02)	(0.42)
Yield on temporary investments & interest bearing cash	0.25%	0.25%	0.25%	0.00	0.00
Total yield on earning assets (1)	4.56%	4.61%	5.07%	(0.05)	(0.51)

Cost of interest bearing deposits	0.47%	0.49%	0.79%	(0.02)	(0.32)
Cost of securities sold under agreements
to repurchase and fed funds purchased	0.23%	0.26%	0.51%	(0.03)	(0.28)
Cost of term debt	3.64%	3.63%	3.59%	0.01	0.05
Cost of junior subordinated debentures	4.39%	4.47%	4.20%	(0.08)	0.19
Total cost of interest bearing liabilities	0.66%	0.68%	0.95%	(0.02)	(0.29)

Net interest spread (1)	3.90%	3.93%	4.12%	(0.03)	(0.22)
Net interest margin – Consolidated (1)	4.06%	4.08%	4.32%	(0.02)	(0.26)

Net interest margin – Bank (1)	4.14%	4.16%	4.39%	(0.02)	(0.25)

As reported (GAAP):
Return on average assets	0.82%	0.89%	0.62%	(0.07)	0.20
Return on average tangible assets	0.87%	0.95%	0.66%	(0.08)	0.21
Return on average common equity	5.48%	6.07%	4.25%	(0.59)	1.23
Return on average tangible common equity	9.12%	10.16%	7.17%	(1.04)	1.95
Efficiency ratio – Consolidated	66.32%	67.07%	63.97%	(0.75)	2.35
Efficiency ratio – Bank	64.02%	64.67%	61.70%	(0.65)	2.32

Operating basis (non-GAAP): (2)
Return on average assets	0.83%	0.90%	0.63%	(0.07)	0.20
Return on average tangible assets	0.89%	0.96%	0.67%	(0.07)	0.22
Return on average common equity	5.58%	6.16%	4.34%	(0.58)	1.24
Return on average tangible common equity	9.28%	10.32%	7.32%	(1.04)	1.96
Efficiency ratio – Consolidated	65.93%	66.72%	63.65%	(0.79)	2.28
Efficiency ratio – Bank	63.90%	64.60%	61.64%	(0.70)	2.26

 (1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

 (2) Operating earnings is calculated as earnings available to common shareholders excluding gain (loss) on junior subordinated debentures carried at fair value, net of tax, bargain purchase gain on acquisitions, net of tax, goodwill impairment, and merger related expenses, net of tax.

Umpqua Holdings Corporation Announces Second Quarter 2012 Results

July 18, 2012

Umpqua Holdings Corporation
Selected Ratios
(Unaudited)

	Six Months Ended:
	Jun 30, 2012	Jun 30, 2011	Change
Average Rates:
Yield on non-covered loans and leases	5.11%	5.61%	(0.50)
Yield on covered loans and leases	11.66%	11.87%	(0.21)
Yield on taxable investments	2.41%	3.08%	(0.67)
Yield on tax-exempt investments (1)	5.42%	5.86%	(0.44)
Yield on temporary investments & interest bearing cash	0.25%	0.25%	0.00
Total yield on earning assets (1)	4.58%	5.02%	(0.44)

Cost of interest bearing deposits	0.48%	0.81%	(0.33)
Cost of securities sold under agreements
to repurchase and fed funds purchased	0.25%	0.54%	(0.29)
Cost of term debt	3.63%	3.58%	0.05
Cost of junior subordinated debentures	4.43%	4.22%	0.21
Total cost of interest bearing liabilities	0.67%	0.97%	(0.30)

Net interest spread (1)	3.91%	4.05%	(0.14)
Net interest margin – Consolidated (1)	4.07%	4.25%	(0.18)

Net interest margin – Bank (1)	4.15%	4.32%	(0.17)

As reported (GAAP):
Return on average assets	0.85%	0.54%	0.31
Return on average tangible assets	0.91%	0.58%	0.33
Return on average common equity	5.77%	3.78%	1.99
Return on average tangible common equity	9.63%	6.41%	3.22
Efficiency ratio – Consolidated	66.70%	64.98%	1.72
Efficiency ratio – Bank	64.35%	62.58%	1.77

Operating basis (non-GAAP): (2)
Return on average assets	0.87%	0.56%	0.31
Return on average tangible assets	0.92%	0.59%	0.33
Return on average common equity	5.87%	3.88%	1.99
Return on average tangible common equity	9.79%	6.57%	3.22
Efficiency ratio – Consolidated	66.32%	64.61%	1.71
Efficiency ratio – Bank	64.25%	62.48%	1.77

 (1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

 (2) Operating earnings is calculated as earnings available to common shareholders excluding gain (loss) on junior subordinated debentures carried at fair value, net of tax, bargain purchase gain on acquisitions, net of tax, goodwill impairment, and merger related expenses, net of tax.

Umpqua Holdings Corporation Announces Second Quarter 2012 Results

July 18, 2012

Umpqua Holdings Corporation Average Balances
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands)	Jun 30, 2012	Mar 31, 2012	Jun 30, 2011	% Change	% Change

Temporary investments & interest bearing cash	$272,495	$383,526	$548,740	(29)%	(50)%
Investment securities, taxable	2,834,188	2,913,317	3,060,105	(3)%	(7)%
Investment securities, tax-exempt	254,511	252,629	223,556	1%	14%
Loans held for sale	143,676	102,919	49,254	40%	192%
Non-covered loans and leases	6,042,439	5,934,017	5,645,332	2%	7%
Covered loans and leases	571,111	610,921	720,064	(7)%	(21)%
Total interest earning assets	10,118,420	10,197,329	10,247,051	(1)%	(1)%
Goodwill & other intangible assets, net	675,312	676,511	680,202	0%	(1)%
Total assets	11,351,087	11,450,390	11,512,813	(1)%	(1)%

Non-interest bearing demand deposits	1,946,574	1,881,612	1,731,575	3%	12%
Interest bearing deposits	7,048,938	7,251,030	7,490,219	(3)%	(6)%
Total deposits	8,995,512	9,132,642	9,221,794	(2)%	(2)%
Interest bearing liabilities	7,626,032	7,815,701	8,034,850	(2)%	(5)%

Shareholders’ equity - common	1,695,157	1,679,532	1,669,942	1%	2%
Tangible common equity (1)	1,019,845	1,003,021	989,740	2%	3%

	Six Months Ended:
(Dollars in thousands)	Jun 30, 2012	Jun 30, 2011	% Change

Temporary investments & interest bearing cash	$328,011	$600,505	(45)%
Investment securities, taxable	2,873,753	3,012,521	(5)%
Investment securities, tax-exempt	253,570	221,551	14%
Loans held for sale	123,298	48,454	154%
Non-covered loans and leases	5,988,227	5,634,631	6%
Covered loans and leases	591,016	743,855	(21)%
Total interest earning assets	10,157,875	10,261,517	(1)%
Goodwill & other intangible assets, net	675,912	680,845	(1)%
Total assets	11,400,739	11,542,616	(1)%

Non-interest bearing demand deposits	1,914,093	1,688,254	13%
Interest bearing deposits	7,149,984	7,586,277	(6)%
Total deposits	9,064,077	9,274,531	(2)%
Interest bearing liabilities	7,720,866	8,122,817	(5)%

Shareholders’ equity - common	1,687,345	1,659,864	2%
Tangible common equity (1)	1,011,433	979,019	3%

(1) Average tangible common equity is a non-GAAP financial measure. Average tangible common equity is calculated as average common shareholders’ equity less average goodwill and other intangible assets, net (excluding MSRs).

Umpqua Holdings Corporation Announces Second Quarter 2012 Results

July 18, 2012

Umpqua Holdings Corporation Mortgage Banking Activity (unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands)	Jun 30, 2012	Mar 31, 2012	Jun 30, 2011	% Change	% Change

Mortgage Servicing Rights (MSR):
Mortgage loans serviced for others	$2,423,572	$2,191,215	$1,751,700	11%	38%
MSR asset, at fair value	22,513	20,210	16,350	11%	38%
MSR as % of serviced portfolio	0.93%	0.92%	0.93%

Mortgage Banking Revenue:
Origination and sale	$15,166	$12,641	$3,998	20%	279%
Servicing	1,506	1,363	1,137	10%	32%
Change in fair value of MSR asset	(1,031)	(922)	(328)	12%	214%
Total	$15,641	$13,082	$4,807	20%	225%

Closed loan volume	$488,714	$402,634	$185,013	21%	164%

	Six Months Ended:
(Dollars in thousands)	Jun 30, 2012	Jun 30, 2011	% Change

Mortgage Banking Revenue:
Origination and sale	$27,807	$8,334	234%
Servicing	2,869	2,259	27%
Change in fair value of MSR asset	(1,953)	(511)	282%
Total	$28,723	$10,082	185%

Closed loan volume	$891,348	$351,751	153%

Umpqua Holdings Corporation Announces Second Quarter 2012 Results

July 18, 2012

Additional Tables

The following tables present additional detail covering the following aspects of the Company's non-covered loan portfolio.

•         Table 1 – Non-covered, non-performing asset detail by type and by region

•         Table 2 – Non-covered loans past due 30-89 days by type and by region

•         Table 3 – Non-covered loans past due 30-89 days trends

•         Table 4 – Non-covered restructured loans on accrual status by type and by region

The following is a distribution of non-covered, non-performing assets by type and by region as of June 30, 2012:

Table 1 - Non-covered, non-performing asset detail by type and by region
(Dollars in thousands)
		Northwest	Southern	Northern	Central	Greater Bay
	Washington	Oregon	Oregon	California	California	California	Total
Non-accrual loans:
Residential development	$2,585	$8,561	$1,032	$92	$419	$--	$12,689
Commercial construction	662	--	552	--	4,422	--	5,636
Commercial real estate	1,916	25,112	885	3,480	9,864	5,825	47,082
Commercial	246	6,000	416	4,073	3,586	1,377	15,698
Other	--	792	--	--	--	--	792
Total	$5,409	$40,465	$2,885	$7,645	$18,291	$7,202	$81,897

Loans 90 days past due & accruing:
Residential development	$--	$--	$--	$--	$--	$--	$--
Commercial construction	--	--	--	--	--	--	--
Commercial real estate	--	284	--	--	3,984	--	4,268
Commercial	--	--	--	--	--	--	--
Other	3	2,523	233	335	212	499	3,805
Total	$3	$2,807	$233	$335	$4,196	$499	$8,073

Total non-performing loans	$5,412	$43,272	$3,118	$7,980	$22,487	$7,701	$89,970

Other real estate owned:
Residential development	$589	$133	$380	$629	$4,414	$--	$6,145
Commercial construction	--	2,503	--	--	1,823	--	4,326
Commercial real estate	--	5,655	444	265	6,944	--	13,308
Commercial	1,132	387	--	--	--	--	1,519
Other	--	1,309	--	--	277	--	1,586
Total	$1,721	$9,987	$824	$894	$13,458	$--	$26,884

Total non-performing assets	$7,133	$53,259	$3,942	$8,874	$35,945	$7,701	$116,854
% of total	6%	45%	3%	8%	31%	7%	100%

The Company has aggressively charged-down impaired assets to their disposition values. As of June 30, 2012, the non-covered, non-performing assets of $116.9 million have been written down by 35%, or $64.1 million, from their current par balance of $181.0 million.

Umpqua Holdings Corporation Announces Second Quarter 2012 Results

July 18, 2012

The following is a distribution of non-covered loans past due 30 to 89 days by loan type by region as of June 30, 2012:

Table 2 – Non-covered loans past due 30-89 days by type and by region
(Dollars in thousands)
		Northwest	Southern	Northern	Central	Greater Bay
	Washington	Oregon	Oregon	California	California	California	Total
Loans 30-89 days past due:
Residential development	$--	$1,351	$--	$--	$--	$--	$1,351
Commercial construction	--	--	--	--	--	--	--
Commercial real estate	--	6,152	354	1,886	2,728	876	11,996
Commercial	51	2,497	193	1,097	294	1,824	5,956
Other	75	4,053	101	415	13	262	4,919
Total	$126	$14,053	$648	$3,398	$3,035	$2,962	$24,222

The following is a distribution of non-covered loans past due 30 to 89 days by loan type as of June 30, 2012, March 31, 2012 and June 30, 2011:

Table 3 –Non-covered loans past due 30-89 days trends
(Dollars in thousands)
				Sequential	Year
				Quarter	Over Year
	Jun 30, 2012	Mar 31, 2012	Jun 30, 2011	% Change	% Change
Loans 30-89 days past due:
Residential development	$1,351	$--	$2,573	nm	(47)%
Commercial construction	--	--	99	nm	(100)%
Commercial real estate	11,996	12,079	32,094	(1)%	(63)%
Commercial	5,956	3,414	3,476	74%	71%
Other	4,919	5,337	5,609	(8)%	(12)%
Total	$24,222	$20,830	$43,851	16%	(45)%

The following is a distribution of non-covered restructured loans on accrual status by loan type by region as of June 30, 2012:

Table 4 – Non-covered restructured loans on accrual status by type and by region
(Dollars in thousands)
		Northwest	Southern	Northern	Central	Greater Bay
	Washington	Oregon	Oregon	California	California	California	Total
Restructured loans, accrual basis:
Residential development	$--	$9,948	$--	$--	$8,925	$--	$18,873
Commercial construction	--	8,854	--	--	5,584	--	14,438
Commercial real estate	--	10,837	3,870	--	6,025	--	20,732
Commercial	--	--	--	672	--	--	672
Other	--	--	--	--	--	127	127
Total	$--	$29,639	$3,870	$672	$20,534	$127	$54,842

nm = not meaningful

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